Exhibit 4.1

ARQIT QUANTUM INC.

Number	Ordinary Shares
00[ ]	-[ ]-

[SPECIMEN]

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into 469,000,001 ordinary shares of a par value of US$0.0001 per share and 30,999,999 preference shares of a par value of US$0.0001 per share

THIS IS TO CERTIFY THAT [INSERT NAME] is the registered holder of [INSERT NUMBER] Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the _____ day of ______________________ 20__ by:

DIRECTOR